                                                                   Exhibit 10(g)

Resolution No. 61
--------------------------------------------------------------------------------


                          Lockheed Martin Corporation
                              Board of Directors
                                 May 25, 1995

$100,000 Death Benefit and $1 million Business Travel Accident Insurance Policy
                                 For Directors


          RESOLVED, That the Senior Vice President and Chief Financial Officer be authorized, with the authority to delegate such authorization, to adopt a plan providing that upon the death of any former or active non-employee member of the Board of Directors, the Corporation shall pay to the director's designated beneficiary (or if no beneficiary has been designated, his or her estate), a death benefit in the amount of $100,000, reduced by the amount of life insurance coverage provided to the director by Lockheed Corporation or Martin Marietta Corporation, and increased to include the estimated amount of taxes on a grossed up basis.

          RESOLVED FURTHER, That the Senior Vice President and Chief Financial Officer be authorized, with the authority to delegate such authorization, to obtain for each non-employee member of the Board of Directors travel accident insurance coverage paying a benefit of up to $1,000,000 in the event that the director is involved in an accident while travelling on business related to the Corporation.

          RESOLVED FURTHER, That the officers of the Corporation be and each hereby is authorized, with the power to delegate such authorization, to execute and deliver such instruments and documents, to do all such other acts and things, and to take all such further steps as are deemed necessary or advisable or convenient or proper in order to fully carry out the intent of the foregoing resolutions.